ASE

MultiPlan Reports Fourth Quarter and Full Year 2023 Results
–Q4 2023 Revenues of $244.1 million, Net Loss of $31.4 million and Adjusted EBITDA of $156.8 million
–Full Year 2023 Revenues of $961.5 million, Net Loss of $91.7 million and Adjusted EBITDA of $618.0 million
–Identified potential medical cost savings of approximately $5.9 billion in Q4 2023, up 2.3% from Q3 2023 and up 9.4% from Q4 2022
–In Full Year 2023, the Company deployed cash of $140.9 million for the acquisition of Benefits Science LLC (“BST”), $165.8 million toward open-market debt repurchases and repayment, and $15.2 million toward share repurchases
–Full Year 2024 Revenues guidance of $1,000 million to $1,030 million and FY 2024 Adjusted EBITDA guidance of $630 million to $650 million

NEW YORK, NY — February 29, 2024 — MultiPlan Corporation (“MultiPlan” or the “Company”) (NYSE: MPLN), a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry, today reported financial results for the fourth quarter and full year ended December 31, 2023.

“As we close out 2023, I am very encouraged by the progress we have made toward our long-term goal of transforming our business,” said Dale White, CEO of MultiPlan. “Throughout the course of the year, we successfully executed on each of the initiatives under our new Growth Plan. We launched new products to enhance our core services, we established our new Data and Decision Science service line and accelerated the development of this line with the acquisition of BST, and we partnered with ECHO Health, Inc. to offer healthcare payment services. These and our other growth initiatives will help us expand our presence in faster-growing market segments, including Medicare Advantage, Medicaid, third-party administrator, and direct-to-employer, and set us on a path to diversify our revenues by market, customer and product.”

“Further, in 2023 we took steps to put our business on stronger footing by reducing our risk and improving our financial position,” added Mr. White. “We delivered on our expectation to resume growth in the second half and improved the visibility of our revenues, following the renewal of our contracts with our larger customers earlier in the year. We have also continued to reduce our debt, repurchasing and repaying $222 million of face value during the year, including $25 million of our 6.0% Senior Convertible PIK Notes repurchased in the fourth quarter. Reducing our debt remains among our highest priorities, and we expect to strengthen our balance sheet and optimize our capital structure as we grow revenues and cash flow over the next several years.”

“As we look forward to 2024,” Mr. White continued, “we are excited to welcome our new CEO, Travis Dalton, to the Company. Travis is precisely the right leader to guide us through the next chapter of our transformation, and he shares our confidence that our strategy for unlocking the value of our franchise through product diversification and new markets penetration will drive accelerated growth in 2024 and will amplify our growth trajectory in 2025 and beyond.”

Mr. White concluded, “We remain incredibly proud of the critical role MultiPlan plays in the U.S. healthcare system. During 2023, we identified $22.9 billion of potential medical savings, and helped lower out-of-pocket costs and reduce or eliminate balance billing for millions of healthcare consumers. With the ongoing expansion and enhancement of our services and products, the company has never been better positioned to increase the value it delivers to more than 700 customers, over 100,000 employers, over 60 million consumers, and 1.4 million contracted providers.”

Business and Financial Highlights
•Revenues of $244.1 million for Q4 2023, an increase of 1.3% over Q4 2022 revenues of $241.1 million.
•Net loss of $31.4 million for Q4 2023, compared to net loss of $650.1 million for Q4 2022.
•Adjusted EBITDA of $156.8 million for Q4 2023, compared to Adjusted EBITDA of $161.5 million for Q4 2022.
•Revenues of $961.5 million for full year 2023, a decrease of 10.9% over full year 2022 revenues of $1,079.7 million.
•Net loss for full year 2023 of $91.7 million, compared to net loss of $572.9 million for full year 2022.
•Adjusted EBITDA of $618.0 million for full year 2023, compared to Adjusted EBITDA of $768.7 million for full year 2022.
•Net cash provided by operating activities of $171.7 million for full year 2023, compared to $372.4 million for full year 2022.
•Free Cash Flow of $62.9 million for full year 2023, compared to $282.6 million for full year 2022.
•In Q4 2023, the Company used $17.6 million of cash to repurchase $25 million face value of its 6.0% Senior Convertible PIK Notes and used $2.0 million to repurchase shares of its common stock in the open market. The Company ended Q4 2023 with $71.5 million of unrestricted cash and cash equivalents on the balance sheet.
•The Company processed $43.4 billion in medical charges during the fourth quarter 2023, identifying potential medical cost savings of approximately $5.9 billion. For the year ended December 31, 2023, the Company processed approximately $168.6 billion in medical charges and identified approximately $22.9 billion in potential medical cost savings compared to $155.2 billion medical charges and approximately $22.3 billion in potential medical cost savings for the year ended December 31, 2022.

2024 Financial Guidance1

Financial Metric	Full Year 2024 Guidance
Revenues	$1,000 million to $1,030 million
Adjusted EBITDA[1]	$630 million to $650 million
Interest expense	$320 million to $330 million
Cash flow from operations	$170 million to $200 million
Capital expenditures	$120 million to $130 million
Depreciation	$80 million to $90 million
Amortization of intangible assets	$345 million to $350 million
Effective tax rate	25% to 28%

The Company anticipates Q1 2024 revenues between $235 million and $250 million and Adjusted EBITDA between $150 million and $160 million.

Conference Call Information
The Company will host a conference call today, Thursday, February 29, 2024 at 8:00 a.m. U.S. Eastern Time (ET) to discuss its financial results. Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will receive access details via email. Pre-registration may be completed at any time up to and following the call start time.

To pre-register, go to: https://www.netroadshow.com/events/login?show=e463e890&confId=59576

A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at investors.multiplan.com/events-and-presentations. Participants should join the webcast ten minutes prior to the start of the conference call. The earnings release and supplemental slide deck will also be available on this section of the Company’s website.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Investor Relations section of the Company’s website. For those requiring operator assistance please dial (404) 975-4839 or (833) 470-1428. The access code is 925922.

About MultiPlan

MultiPlan is committed to delivering affordability, efficiency, and fairness to the US healthcare system by helping healthcare payors manage the cost of care, improve their competitiveness and inspire positive change. Leveraging sophisticated technology, data analytics and a team rich with industry experience, MultiPlan interprets customers’ needs and customizes innovative solutions that combine its payment and revenue integrity, network-based and analytics-based, and data and decision science services. MultiPlan is a trusted partner to over 700 healthcare payors, brokers, employer groups, and supplemental carriers in the commercial health, government, and property and casualty markets. For more information, visit multiplan.com.
Investor Relations Contact
Luke Montgomery, CFA
SVP, Finance & Investor Relations
MultiPlan
1 We have not reconciled the forward-looking Adjusted EBITDA guidance included above to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are incentive compensation (including stock-based compensation), transaction-related expenses (including expenses relating to the business combination), certain fair value measurements, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

866-909-7427
investor@multiplan.com
Shawna Gasik
AVP, Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com
Forward Looking Statements

This press release includes statements that express our and our subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release, including the discussion of 2024 outlook and guidance and the long-term prospects of the Company. Such forward-looking statements are based on available current market information and management’s expectations, beliefs and forecasts concerning future events impacting the business. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that these forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include: loss of our customers, particularly our largest customers; interruptions or security breaches of our information technology systems and other cybersecurity attacks; the ability to achieve the goals of our strategic plans and recognize the anticipated strategic, operational, growth and efficiency benefits when expected; our ability to enter new lines of business and broaden the scope of our services; the loss of key members of our management team or inability to maintain sufficient qualified personnel; our ability to continue to attract, motivate and retain a large number of skilled employees, and adapt to the effects of inflationary pressure on wages; trends in the U.S. healthcare system, including recent trends of unknown duration of reduced healthcare utilization and increased patient financial responsibility for services; effects of competition; effects of pricing pressure; our ability to identify, complete and successfully integrate acquisitions; the inability of our customers to pay for our services; changes in our industry and in industry standards and technology; our ability to protect proprietary information, processes and applications; our ability to maintain the licenses or right of use for the software we use; our inability to expand our network infrastructure; our ability to obtain additional financing; our ability to pay interest and principal on our notes and other indebtedness; lowering or withdrawal of our credit ratings; adverse outcomes related to litigation or governmental proceedings; inability to preserve or increase our existing market share or the size of our PPO networks; decreases in discounts from providers; pressure to limit access to preferred provider networks; changes in our regulatory environment, including healthcare law and regulations; the expansion of privacy and security laws; heightened enforcement activity by government agencies; the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors; changes in accounting principles or the incurrence of impairment charges; our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting; other factors disclosed in our Securities and Exchange Commission (“SEC”) filings; and other factors beyond our control.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, and other documents filed or to be filed with the SEC by us. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted cash conversion ratio. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial or operating performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted cash conversion ratio are supplemental measures of MultiPlan’s performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial or operating performance under GAAP, have limitations as analytical tools and should not be considered in isolation or as an alternative to net (loss) income, cash flows or any other measures of performance prepared in accordance with GAAP.

EBITDA represents net (loss) income before interest expense, interest income, income tax provision (benefit), depreciation, amortization of intangible assets, and non-income taxes. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below.

In addition, in evaluating EBITDA and Adjusted EBITDA you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.

We also believe that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•Although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

MultiPlan’s presentation of Adjusted EBITDA should not be construed as an inference that our future results and financial position will be unaffected by unusual items.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, all as disclosed in the Statements of Cash Flows. Unlevered Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, plus cash interest paid, all as disclosed in the Statements of Cash Flows. Free Cash Flow and Unlevered Free Cash Flow are measures of our operational performance used by management to evaluate our business after purchases of property and equipment and, in the case of Unlevered Free Cash Flow, prior to the impact of our capital structure. Free Cash Flow and Unlevered Free Cash Flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, MultiPlan’s definitions of Free Cash Flow and Unlevered Free Cash Flow are limited, in that they do not represent residual cash flows available for discretionary expenditures, due to the fact that the measures do not deduct the payments required for debt service, in the case of Unlevered Free Cash Flow, and other contractual obligations or payments made for business acquisitions.

Adjusted cash conversion ratio is defined as Unlevered Free Cash Flow divided by Adjusted EBITDA. MultiPlan believes that the presentation of the Adjusted cash conversion ratio provides useful information to investors because it is an financial performance measure that shows how much of its Adjusted EBITDA MultiPlan converts into Unlevered Free Cash Flow.

MULTIPLAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$71,547	$334,046
Restricted cash	9,947	6,513
Trade accounts receivable, net	76,558	78,907
Prepaid expenses	23,432	22,244
Prepaid taxes	1,364	1,351
Other current assets, net	10,745	3,676
Total current assets	193,593	446,737
Property and equipment, net	267,429	232,835
Operating lease right-of-use assets	19,680	24,237
Goodwill	3,829,002	3,705,199
Other intangibles, net	2,633,207	2,940,201
Other assets, net	21,776	21,895
Total assets	$6,964,687	$7,371,104
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,590	$13,295
Accrued interest	56,827	57,982
Operating lease obligation, short-term	4,792	6,363
Current portion of long-term debt	13,250	13,250
Accrued compensation	44,720	34,568
Accrued legal contingencies	12,123	33,923
Other accrued expenses	15,437	16,463
Total current liabilities	166,739	175,844
Long-term debt	4,532,733	4,741,856
Operating lease obligation, long-term	17,124	20,894
Private Placement Warrants and Unvested Founder Shares	477	2,442
Deferred income taxes	521,707	639,498
Other liabilities	16,783	28
Total liabilities	5,255,563	5,580,562
Commitments and contingencies (Note 13)
Shareholders’ equity:
Shareholder interests
Preferred stock, par value — shares authorized; shares issued	—	—
Common stock, par value — shares authorized; and issued; and shares outstanding	67	67
Additional paid-in capital	2,348,505	2,330,444
Accumulated other comprehensive loss	(11,778)	—
Retained deficit	(499,307)	(347,800)
Treasury stock — and shares	(128,363)	(192,169)
Total shareholders’ equity	1,709,124	1,790,542
Total liabilities and shareholders’ equity	$6,964,687	$7,371,104

MULTIPLAN CORPORATION

Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(in thousands, except share and per share data)

	Years Ended December 31,
	2023	2022	2021
Revenues	$961,524	$1,079,716	$1,117,602
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	235,468	204,098	175,292
General and administrative expenses	144,057	166,837	151,095
Depreciation	77,323	68,756	64,885
Amortization of intangible assets	342,694	340,536	340,210
Loss on impairment of goodwill and intangible assets	—	662,221	—
Total expenses	799,542	1,442,448	731,482
Operating income (loss)	161,982	(362,732)	386,120
Interest expense	333,208	303,401	267,475
Interest income	(8,233)	(3,500)	(30)
(Gain) loss on extinguishment of debt	(53,968)	(34,551)	15,843
Gain on investments	—	(289)	(25)
Gain on change in fair value of Private Placement Warrants and Unvested Founder Shares	(1,965)	(67,050)	(32,596)
Net (loss) income before taxes	(107,060)	(560,743)	135,453
(Benefit) provision for income taxes	(15,363)	12,169	33,373
Net (loss) income	$(91,697)	$(572,912)	$102,080

Weighted average shares outstanding – Basic	645,134,657	638,925,689	651,006,567
Weighted average shares outstanding – Diluted	645,134,657	638,925,689	651,525,791

Net (loss) income per share – Basic	$(0.14)	$(0.90)	$0.16
Net (loss) income per share – Diluted	$(0.14)	$(0.90)	$0.16

Net (loss) income	$(91,697)	$(572,912)	$102,080
Other comprehensive income:
Unrealized loss on interest rate swap, net of tax	(11,778)	—	$—
Comprehensive (loss) income	$(103,475)	$(572,912)	$102,080

MULTIPLAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2023	2022	2021
Operating activities:
Net (loss) income	$(91,697)	$(572,912)	$102,080
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	77,323	68,756	64,885
Amortization of intangible assets	342,694	340,536	340,210
Amortization of the right-of-use asset	5,769	6,367	6,963
Loss on impairment of goodwill and intangible assets	—	662,221	—
Stock-based compensation	18,018	16,739	18,010
Deferred income taxes	(114,060)	(114,378)	(81,929)
Amortization of debt issuance costs and discounts	10,663	10,539	12,259
(Gain) loss on extinguishment of debt	(53,968)	(34,551)	15,843
Gain on equity investments	—	(289)	—
Loss on disposal of property and equipment	851	1,051	2,991
Change in fair value of Private Placement Warrants and Unvested Founder Shares	(1,965)	(67,050)	(32,596)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable, net	4,402	20,998	(33,826)
Prepaid expenses and other assets	(6,615)	2,795	(6,952)
Prepaid taxes	(13)	3,713	(5,064)
Operating lease obligation	(6,601)	(6,520)	(5,900)
Accounts payable and accrued expenses and other	(13,081)	34,349	7,713
Net cash provided by operating activities	171,720	372,364	404,687
Investing activities:
Purchases of property and equipment	(108,852)	(89,735)	(84,590)
Proceeds from sale of investment	—	289	5,641
Purchase of equity investments	—	(15,000)	—
BST Acquisition, net of cash acquired	(140,940)	—	—
HST Acquisition, net of cash acquired	—	—	246
DHP Acquisition, net of cash acquired	—	—	(149,676)
Net cash used in investing activities	(249,792)	(104,446)	(228,379)
Financing activities:
Repayments of Term Loan G	—	—	(2,341,000)
Repayments of Term Loan B	(13,250)	(13,250)	(3,313)
Repurchase of Notes	(134,975)	(99,999)	—
Repurchase of Senior Convertible PIK Notes	(17,563)	—	—
Issuance of Term Loan B	—	—	1,298,930
Issuance of Senior Secured Notes	—	—	1,034,520
Taxes paid on settlement of vested share awards	(465)	(2,463)	(3,789)

MULTIPLAN CORPORATION
Consolidated Statements of Cash Flows Continued
(in thousands)

	Years Ended December 31,
	2023	2022	2021
Purchase of treasury stock	(15,218)	—	(100,000)
Borrowings on finance leases, net	(30)	(26)	(32)
Proceeds from issuance of common stock under Employee Stock Purchase Plan	508	—	—
Net cash used in financing activities	(180,993)	(115,738)	(114,684)
Net increase (decrease) in cash, cash equivalents and restricted cash	(259,065)	152,180	61,624
Cash, cash equivalents and restricted cash at beginning of period	340,559	188,379	126,755
Cash, cash equivalents and restricted cash at end of period	$81,494	$340,559	$188,379

Cash and cash equivalents	$71,547	$334,046	$185,328
Restricted cash	9,947	6,513	3,051
Cash, cash equivalents and restricted cash at end of period	$81,494	$340,559	$188,379

Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$8,649	$4,784	$5,930
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$1,304	$3,631	$6,880
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(323,396)	$(289,766)	$(231,049)
Income taxes, net of refunds	$(100,083)	$(124,082)	$(131,517)

MULTIPLAN CORPORATION
Calculation of EBITDA and Adjusted EBITDA
(in thousands)

	Year Ended December 31,
	2023	2022	2021

Net (loss) income	$(91,697)	$(572,912)	$102,080
Adjustments:
Interest expense	333,208	303,401	267,475
Interest income	(8,233)	(3,500)	(30)
Income tax provision (benefit)	(15,363)	12,169	33,373
Depreciation	77,323	68,756	64,885
Amortization of intangible assets	342,694	340,536	340,210
Non-income taxes	2,283	1,653	1,698
EBITDA	$640,215	$150,103	$809,691
Adjustments:
Other expenses, net (1)	4,323	4,477	8,295
Integration expenses	3,358	4,055	9,460
Change in fair value of Private Placement Warrants and Unvested Founder Shares	(1,965)	(67,050)	(32,596)
Transaction-related expenses	8,064	34,693	9,647
Gain on investments	—	(289)	(25)
(Gain) loss on extinguishment of debt	(53,968)	(34,551)	15,843
Loss on impairment of goodwill and intangible assets	—	662,221	—
Stock-based compensation	18,018	15,083	18,010
Adjusted EBITDA	$618,045	$768,742	$838,325
(1)"Other expenses, net" represents miscellaneous non-recurring income, miscellaneous non-recurring expenses, gain or loss on disposal of assets, impairment of other assets, gain or loss on disposal of leases, tax penalties, and non-integration related severance costs.

Calculation of Free Cash Flow, Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio
(in thousands)

	Year Ended December 31,
	2023	2022	2021

Net cash provided by operating activities	$171,720	$372,364	$404,687
Purchases of property and equipment	(108,852)	(89,735)	(84,590)
Free Cash Flow	62,868	282,629	320,097
Interest paid	323,396	289,766	231,049
Unlevered Free Cash Flow	$386,264	$572,395	$551,146

Adjusted EBITDA	$618,045	$768,742	$838,325
Adjusted Cash Conversion Ratio	62%	74%	66%

Net cash used in investing activities	$(249,792)	$(104,446)	$(228,379)
Net cash used in financing activities	$(180,993)	$(115,738)	$(114,684)